EXHIBIT 99.1
Sila Realty Trust, Inc. Announces the Addition of Two New Members to the Board of Directors
TAMPA, FL, March 22, 2022, Sila Realty Trust, Inc. (the "Company" or "Sila"), a public non-traded real estate investment trust that invests in high quality healthcare properties leased to tenants along the continuum of care, today announced a series of actions that reaffirm the Company's commitment to Board of Directors (the “Board”) refreshment by adding two highly qualified individuals, increasing Board diversity. The Board unanimously approved Z. Jamie Behar and Verett Mims to join the Board effective June 1, 2022, and then nominated Ms. Behar and Ms. Mims to stand for election at the 2022 annual meeting of stockholders. Ronald Rayevich and Randall Greene have decided to not stand for re-election at the 2022 annual meeting of stockholders, anticipated to be held in the third quarter of 2022.
Michael A. Seton, President and Chief Executive Officer, stated, “Jamie and Verett each have extensive finance and investment experience and serve on publicly traded REIT boards, all of which are critical attributes as we expand the diversity of experience and perspective brought to the Company by the members of the Board.  We continue to be highly focused on bringing value and liquidity to our Company’s stockholders and believe our Board composition is crucial to realizing these objectives.”
Jon Kuchin, Chairman of the Board of Directors, further added, “I, along with the other directors, would like to thank Ron and Randy for their contributions to the Company.  We are also excited to welcome Jamie and Verett to our Board, as we continue to focus on strong corporate governance.”
About Z. Jamie Behar:
Ms. Z. Jamie Behar has been a director of Armour Residential REIT, Inc. (“Armour”) since August 2019, and is a member of the Audit Committee. Ms. Behar joined the board of directors of Shurgard Self Storage upon the company’s IPO in October 2018, and serves as Chair of the Investment Committee and as a member of the Audit Committee. Ms. Behar joined the board of directors of the Broadstone Real Estate Access Fund upon its formation in January 2018, and serves as Lead Board Director for Benefit Street Partners Multifamily Trust (formerly Broadtree Residential), a non-traded REIT, having joined the board in October 2019. From 2005 to 2015, Ms. Behar was Managing Director, Real Estate & Alternative Investments, for GM Investment Management Corporation (“GMIMCo”), having previously served as Portfolio Manager at GMIMCo for 19 years. Ms. Behar was responsible for the management of approximately $12 billion at peak portfolio value of primarily private market and publicly traded real estate on behalf of both General Motors Company and other unaffiliated clients. Ms. Behar’s previous public real estate company board of director positions include Sunstone Hotel Investors (2004-2020), Forest City Realty Trust (2017-2018) and Gramercy Property Trust (2015-2018), and she also served as a member of the board of directors of Hospitality Europe, B.V., a private pan-European hotel company (1998-2006). Ms. Behar is a member of the Real Estate Investment Advisory Council of the National Association of Real Estate Investment Trusts (“NAREIT”), and serves as co-chair of the Pension Real Estate Association (“PREA”) Governance Committee and as a member of the PREA Research Committee. Ms. Behar was on the board of directors of PREA from March 2008 through March 2014, having held the position of Board Chair from March 2010 to March 2011. Ms. Behar holds a B.S.E (magna cum laude) from The Wharton School, University of Pennsylvania, an M.B.A. from Columbia University Graduate School of Business, and the Chartered Financial Analyst (CFA) designation. In December 2018, Ms. Behar was the recipient of NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry.

About Verett Mims:
Ms. Verett Mims is currently the Chief Financial Officer at Blum Capital Partners, L.P., a long-term strategic equity investment management firm where she has led a team of seasoned accounting/finance professionals with responsibility for the Financial, Operations, Compliance and Tax functions of the firm since 2020. Prior to joining Blum Capital, Ms. Mims worked at The Boeing Company from 2002 through early 2020. During her 18-year tenure at Boeing, Ms. Mims held several positions including Director, International Finance and the Assistant Treasurer, Global Treasury Operations. Ms. Mims had oversight of the foreign exchange, commodity and inflation hedging portfolio, cash investments and global banking infrastructure and her notable contributions include the development of tech-driven processes and systems that drove efficiency, multimillion-dollar cost savings, and operational excellence. Prior to joining Boeing, Ms. Mims spent seven years in sales serving as a strategic advisor to match foreign exchange solutions with corporate clients’ risk profiles at Citibank, NationsBank and Bank of Montreal where she pioneered an early Salesforce-like client management system and built a profitable book of business. Ms. Mims currently serves on the board of Illinois Humanities. She has previously served on the boards of Arts & Business Council of Chicago, San Miguel Schools of Chicago, Illinois Student Assistance Commission, Southern University MBA Board of Advisors, the Muntu Dance Theatre of Chicago, and most recently Steppenwolf Theatre of Chicago. Ms. Mims holds an M.B.A. from the Stanford University Graduate School of Business, an M.S. in physics from Massachusetts Institute of Technology, and a B.S. in physics from Southern University and A&M College.
About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a public, non-traded real estate investment trust headquartered in Tampa, Florida, that invests in high-quality healthcare properties leased to tenants capitalizing on critical and structural economic growth drivers. The Company is focused on investing in and managing strategic healthcare assets across the continuum of care, with emphasis on lower cost patient settings, which generate predictable, durable and growing income streams. As of September 30, 2021, the Company owned 125 real estate properties located in 56 markets across the United States.

Contact
Miles Callahan, Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com